Exhibit 4.3

DANAOS CORPORATION,

DR. JOHN COUSTAS

- and -

DANAOS INVESTMENT LIMITED AS

THE TRUSTEE FOR THE 883 TRUST

AMENDED AND RESTATED RESTRICTIVE COVENANT AGREEMENT

THIS AMENDED AND RESTATED RESTRICTIVE COVENANT AGREEMENT is made on February 3, 2025,

BY AND BETWEEN:

1.	DANAOS CORPORATION, a Marshall Islands corporation (“DC”);
2.	DR. JOHN COUSTAS, in his individual capacity (“Dr. Coustas”); and
3.	DANAOS INVESTMENT LIMITED AS THE TRUSTEE FOR THE 883 TRUST (the “Coustas Family Trust” and, together with Dr. John Coustas, the “Coustas Entities”).

WHEREAS:

(A)

Pursuant to an Amended and Restated Management Agreement by and between DC and Danaos Shipping Company Limited, a Cypriot corporation (the “Manager”), made September 18, 2006 (the “2006 Management Agreement”), the Manager agreed to provide certain management services to DC on an exclusive basis, restrict certain competitive activities and grant a right of first refusal to DC to purchase its assets and properties upon the occurrence of certain events, all as described therein.

(B)

In connection with the 2006 Management Agreement, pursuant to a Restrictive Covenant Agreement by and between DC and the Coustas Entities, made September 18, 2006, the Coustas Entities provided certain non-competition covenants, all as described therein, which was amended and restated on August 10, 2018 and on April 1, 2021 (the latter, the “2021 Restrictive Covenant Agreement”).

(C)

Pursuant to a further Amended and Restated Management Agreement by and between DC and the Manager, dated on or around the date hereof, and as amended from time to time (the “Management Agreement”), and a Brokerage Services Agreement by

and between DC and Danaos Chartering Services Inc. (the “Brokerage Company”), dated on or around the date hereof, and as amended from time to time (the “Brokerage Services Agreement”), the Manager and the Brokerage Company has each agreed to provide certain management services to DC on an exclusive basis, restrict certain competitive activities and grant a right of first refusal to DC to purchase its assets and properties upon the occurrence of certain events, all as described therein.

(D)

DC and the Coustas Entities desire to amend and restate the terms of the 2021 Restrictive Covenant Agreement and to adopt this Agreement to supersede and replace the 2021 Restrictive Covenant Agreement.

(E)	Each of the Coustas Entities directly or indirectly owns capital stock of the Manager and the Brokerage Company.

(F)

Dr. Coustas has entered into an executive employment agreement with DC (the “Employment Agreement”), pursuant to the terms of which Dr. Coustas has agreed to serve as Chief Executive Officer and President of DC.

(G)

DC wishes to continue to (i) limit the activities of Dr. Coustas, and the other Coustas Entities, on the terms and conditions set out in this Agreement to prohibit certain activities that may compete with the business of DC, (ii) ensure that the Coustas Entities collectively maintain ownership of at least 80% of the capital stock of the Manager and of the Brokerage Company and (iii) ensure that the Coustas Entities will not allow the Manager to violate certain of its obligations under the Management Agreement nor the Brokerage Company to violate certain of its obligations under the Brokerage Services Agreement.

NOW, THEREFORE, in consideration of the terms and conditions set forth below, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

1.	INTERPRETATION

1.1In this Agreement, unless the context otherwise requires:

(a)“Board of Directors” means the board of directors of DC as the same may be constituted from time to time.

(b)“Change of Control Release Event” shall mean the occurrence of any of the following:

(i)

Dr John Coustas ceases to be both the Chief Executive Officer of DC and a director of DC unless this is due to his death or disability and, in such case, a replacement person is appointed by DC’s board of directors; or

(ii)

any group of (a) the existing members of the board of directors of DC as at the date of this Agreement and (b) any directors appointed following nomination by the existing board of directors, does not comprise a majority of the board of directors of DC; or

(iii)	any one or more persons (who are not members of the Coustas Family) acting in concert controls DC.

For the purposes of this definition, acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in DC by any of them, either directly or indirectly, to obtain or consolidate control of DC.

(c)	“Change of Control Release” shall bear the meaning given to such term in Section 7.1 below.
(d)	“Containership” means any ocean-going vessel that is intended to be used primarily to transport containers or is being used to primarily transport containers.

(e)	“Danaos Group” means, at any time, DC and its subsidiaries at such time and “member of the Group” shall be construed accordingly.

(f)	“Drybulk Carrier” means any ocean-going vessel that is intended to be used primarily to transport non-liquid cargoes of commodities shipped in an unpackaged state.

(g)

“Independent Directors” means those members of the Board of Directors that qualify as independent directors within the meaning of Rule 10A-3 promulgated under the U.S. Securities Exchange Act of 1934 and the listing criteria of the New York Stock Exchange.

1.2	The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof.

1.3	All the terms of this Agreement, whether or not so expressed, shall be binding upon the parties hereto and their respective successors and assigns.

1.4	Unless the context otherwise requires, words in the singular include the plural and vice versa.

2.	ACKNOWLEDGEMENT AND REPRESENTATION

2.1	Each of the Coustas Entities acknowledges he or it has received and reviewed the Management Agreement and the Brokerage Services Agreement.

2.2

Each of the Coustas Entities hereby represents and warrants that as of the date of this Agreement, collectively the Coustas Entities (a) own at least 80% of the capital stock of the Manager and (b) hold at least 80% of the voting power of the outstanding capital stock of the Manager considered for this purpose as a single class.

2.3

Each of the Coustas Entities hereby represents and warrants that as of the date of this Agreement, collectively the Coustas Entities (a) own at least 80% of the capital stock of the Brokerage Company and (b) hold at least 80% of the voting power of the outstanding capital stock of the Brokerage Company, considered for this purpose as a single class.

3.	NON-COMPETITION

Subject to Section 7 below:

3.1

during the term of the Management Agreement or the Brokerage Services Agreement, including any subsequent term thereunder, and for a period of one (1) year from the date of actual termination of each such agreement, the Coustas Entities shall not, subject to Section 3.2 hereof, directly or indirectly, engage in (a) the ownership or operation of Containerships of larger than 2,500 TEUs, (b) the ownership or operation of any Drybulk Carriers or (c) the acquisition of or investment in any business involved in the ownership or operation of Containerships of larger than 2,500 TEUs or Drybulk Carriers; and

3.2

notwithstanding the foregoing, if a majority of the Independent Directors declines to pursue any opportunity for the benefit of DC or any of its subsidiaries (a) to acquire or invest in any business involved in the ownership or operation of Containerships of larger than 2,500 TEUs or Drybulk Carriers or (b) to acquire a Containership of larger than 2,500 TEUs or a Drybulk Carrier, then any Coustas Entity (or any (i) current or future beneficiaries of the Coustas Family Trust, (ii) entities beneficially owned by such beneficiaries or the Coustas Entities or (iii) other trusts established for the benefit of such beneficiaries or the Coustas Entities) shall be permitted, directly or indirectly, to acquire any such Containership or Drybulk Carrier or acquire or invest in any such business; provided that, such acquisition or investment is completed (x) no later than the four-month anniversary of the date on which the Independent Directors declined to pursue such acquisition or investment and (y) on terms no more favorable to the acquiring or investing, as the case may be, party than those offered to DC and declined by the Independent Directors.

For the avoidance of doubt, nothing in this Agreement shall be construed to restrict the ability of any Coustas Entity (or any (i) current or future beneficiaries of the Coustas Family Trust, (ii) entities beneficially owned by such beneficiaries or the Coustas Entities or (iii) other trusts established for the benefit of such beneficiaries or the Coustas Entities) to acquire or invest in any vessel other than Containerships of larger than 2,500 TEUs or Drybulk Carriers.

4.	MANAGEMENT SERVICES

Subject to Section 7 below:

4.1

during the term of the Management Agreement or the Brokerage Services Agreement, including any subsequent terms thereunder, Dr. Coustas shall not personally provide, or establish, advise or assist any entity providing, crewing, technical, administrative or general vessel management services substantially similar to those the Manager provides under the Management Agreement or substantially similar to the commercial, chartering or brokerage services the Brokerage Company provides under the Brokerage Agreement, to any owner and operator of Containerships of larger than 2,500 TEUs or Drybulk Carriers, other than members of the Danaos Group and Palmosa Shipping Corporation and its subsidiaries without receiving the prior written approval of a majority of the Independent Directors;

4.2	during the term of the Management Agreement or the Brokerage Services Agreement, including any subsequent term thereunder, none of the Coustas

Entities shall, directly or indirectly, own any interest in any entity which provides crewing, technical, administrative or general vessel management services substantially similar to those the Manager provides under the Management Agreement or substantially similar to the commercial, chartering or brokerage services the Brokerage Company provides under the Brokerage Agreement, to any owner and operator of Containerships of larger than 2,500 TEUs or Drybulk Carriers, other than members of the Danaos Group and Palmosa Shipping Corporation and its subsidiaries, without receiving the prior written approval of a majority of the Independent Directors; and

4.3

the restrictions set forth in Sections 4.1 and 4.2 hereof shall not apply with respect to Containerships larger than 2,500 TEUs, Drybulk Carriers or entities which any Coustas Entity (or any (i) current or future beneficiaries of the Coustas Family Trust, (ii) entities beneficially owned by such beneficiaries or the Coustas Entities or (iii) other trusts established for the benefit of such beneficiaries or the Coustas Entities) acquires or invests in pursuant to Section 3.2 hereof.

5.CONTROL OF MANAGER AND BROKERAGE COMPANY

5.1

Unless expressly permitted by a majority of the Independent Directors, during the term of (1) the Management Agreement, the Coustas Entities will at all times, directly or indirectly, collectively (a) own at least 80% of the outstanding capital stock of the Manager and (b) hold at least 80% of the voting power of the outstanding capital stock of the Manager, considered for this purpose as a single class and (2) the Brokerage Services Agreement, the Coustas Entities will at all times, directly or indirectly, collectively (a) own at least 80% of the outstanding capital stock of the Brokerage Company and (b) hold at least 80% of the voting power of the outstanding capital stock of the Brokerage Company, considered for this purpose as a single class.

5.2	Each of the Coustas Entities hereby agrees to offer and, if such offer is accepted by DC, to sell the capital stock of the Manager and the Brokerage Company, as applicable, owned by it to DC at the then fair market value of such capital stock if the provision set forth in Section 5.1 hereof is breached.

5.3

For the avoidance of doubt, DC acknowledges that (a) the restriction set forth in Section 5.1 hereof shall not be construed so as to limit transfers of capital stock of the Manager or the Brokerage Company to (i) current or future beneficiaries of the Coustas Family Trust, (ii) entities beneficially owned by such beneficiaries or the Coustas Entities or (iii) other trusts established for the benefit of such beneficiaries or the Coustas Entities and (b) any such transfers shall not trigger DC’s purchase right pursuant to Section 5.2 hereof; provided that any such transferee agrees to be bound by the restrictions set forth herein (including, without limitation, in Sections 3 and 4 hereof) pursuant to an agreement acceptable in form and substance to a majority of the Independent Directors.

6.COVENANT COMPLIANCE OF MANAGER AND BROKERAGE COMPANY

6.1

The Coustas Entities shall not allow the Manager to violate the covenants contained in Section 4.14, Section 9.4 and Sections 12.1 through 12.5 of the Management Agreement, and will cause the Manager to observe the right of first refusal requirement set forth in Section 12.3 of the Management Agreement.

6.2

The Coustas Entities shall not allow the Brokerage Company to violate the covenants contained in Section 4.9, Section 7.4 and Sections 9.1 through 9.5 of the Brokerage Services Agreement, and will cause the Brokerage Company to observe the right of first refusal requirement set forth in Section 9.3 of the Brokerage Services Agreement.

7.CHANGE OF CONTROL RELEASE

7.1

Section 3 and Section 4 hereof shall terminate and cease to apply if a Change of Control Release Event occurs as a result of matters not within the control of the Coustas Entities (a “Change of Control Release”).

8.NOTICES

8.1

All notices, consents and other communications hereunder, or necessary to exercise any rights granted hereunder, shall be in writing, sent either by prepaid registered mail or telefax, and will be validly given if delivered on a business day to a party at its respective address set forth below:

Danaos Corporation

14 Akti Kondyli

185 45 Piraeus

Greece

Attention: Chief Financial Officer

Fax: +30 210 419 6489

Dr. John Coustas

c/o Danaos Corporation

14 Akti Kondyli

185 45 Piraeus

Greece

Attention: Dr. John Coustas

Danaos Investment Limited as the Trustee for the 883 Trust

c/o Danaos Corporation

14 Akti Kondyli

185 45 Piraeus

Greece

Attention: Dr. John Coustas

Fax: +30 210 422 0855

9.APPLICABLE LAW AND JURISDICTION

9.1This Agreement shall be governed by, and construed in accordance with, the laws of England.

10.ARBITRATION

10.1

All disputes arising out of this Agreement shall be arbitrated in London in the following manner. One arbitrator is to be appointed by DC, a second by the Coustas Entities and a third by the two so chosen. Their decision or that of any two of the arbitrators shall be final and, for the purpose of enforcing any award, this Agreement may be made a rule of the court. The arbitrators shall be commercial persons, conversant with shipping matters. Such arbitration is to be conducted in accordance with the rules of the London Maritime Arbitrators Association terms current at the time when the arbitration proceedings are commenced and in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof.

10.2

In the event that DC or the Coustas Entities shall state a dispute and designate an arbitrator, in writing, the other party shall have twenty (20) business days to designate its own arbitrator. Upon failure to do so, the arbitrator appointed by the other party can conduct the arbitration and render an award hereunder.

10.3

Until such time as the arbitrators finally close the hearings, either of DC or the Coustas Entities shall have the right by written notice served on the arbitrators and on the other party to specify further disputes or differences under this Agreement for hearing and determination.

10.4	The arbitrators may grant any relief, and render an award, which they or a majority of them deem just and equitable and within the scope of the Agreement of the parties, including but not limited to the posting of security. Awards pursuant to this Section 10 may include costs, including a reasonable allowance for attorneys’ fees, and judgments may be entered upon any award made herein in any court having jurisdiction.

11.MISCELLANEOUS

11.1

This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto, with the exception of the Management Agreement and the Brokerage Services Agreement. This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

11.2

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is adjudicated to be invalid or unenforceable, such provision will be deemed amended to delete therefrom the portion thus adjudicated as invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudications is made.

This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS whereof the undersigned have executed this Agreement as of the date first above written.

SIGNED by EVANGELOS CHATZIS for and on behalf of
DANAOS CORPORATION

/s/ Evangelos Chatzis
Name: Evangelos Chatzis
Title: Chief Financial Officer

SIGNED BY
DR. JOHN COUSTAS

/s/ Dr. John Coustas
Dr. John Coustas

SIGNED by EVANGELOS CHATZIS for and on behalf of
DANAOS INVESTMENT LIMITED AS THE TRUSTEE FOR THE 883 TRUST

/s/ Evangelos Chatzis
Name: Evangelos Chatzis
Title: Director

SIGNED BY DIMITRIS CHARKOPLIAS for and on behalf of
DANAOS INVESTMENT LIMITED AS THE TRUSTEE FOR THE 883 TRUST

/s/ Dimitris Charkoplias
Name: Dimitris Charkoplias
Title: Director